EXHIBIT 99.1

Eagle Bancorp Completes Redemption of $15 Million of Preferred Stock From Treasury

BETHESDA, Md., Dec. 23, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, announced that today that it had completed the previously announced redemption of 15,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 liquidation amount per share (the "Series A Preferred Stock") issued to the Treasury in December 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program. Following the repurchase, 23,235 shares of Series A Preferred Stock remain outstanding, held by the Treasury.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fourteen offices located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

CONTACT:  Eagle Bancorp, Inc.
          Ronald D. Paul
          301.986.1800